BALTIMORE COUNTY SAVINGS BANK, F.S.B.
                           DEFERRED COMPENSATION PLAN

     The Board of Directors of Baltimore County Savings Bank, F.S.B. hereby restates its Directors' Retirement Plan, effective October 22, 1997. The Plan was originally effective on July 1, 1995, and has been restated in order (1) to attract, retain, and motivate Directors, and (2) to encourage the long-term financial success of the Bank through a performance-based deferred compensation program.

                                    ARTICLE I
                                   DEFINITIONS
                                   -----------

     The following words and phrases, when used in the Plan with an initial capital letter, shall have the meanings set forth below unless the context clearly indicates otherwise.

     "Account" shall mean a bookkeeping account maintained by the Bank in the name of the Participant.

     "Administrator" shall mean any officer or Director of the Bank whom the Board authorizes to administer the Plan.

     "Affiliate" shall mean any "parent corporation" or "subsidiary corporation" of the Bank, as the terms are defined in Section 424(e) and (f), respectively, of the Internal Revenue Code of 1986, as amended.

     "Bank" shall mean Baltimore County Savings Bank, F.S.B., and any successor to its interest.

     "Beneficiary" shall mean the person or persons whom a Participant may designate as the beneficiary of the Participant's Benefits under Articles II and
III. A Participant's election of a Beneficiary shall be made on the Distribution Election Form, shall be revocable by the Participant during his or her lifetime, and shall be effective only upon its delivery to, and acceptance by, an executive officer of the Bank and acceptance by the Board, which acceptance shall be presumed unless, within ten business days of delivery of the Participant's election, the executive officer provides the Participant with a written notice detailing the reasons for its rejection. Beneficiary designations made under the Bank's Incentive Compensation Plan shall be honored for purposes of this Plan, until and unless a valid designation occurs hereunder. In the event of no such designation, "Beneficiary" shall mean the Participant's Surviving Spouse, or estate if the Participant has no Surviving Spouse.

     "Benefits" shall mean any and all benefits that are or may become payable under Article III of the Plan.

     "Board" shall mean the Board of Directors of the Bank.

     "Change in Control" shall mean any of the following events:

     (a) When the Bank is in the "mutual" form of organization, a "Change in Control" shall be deemed to have occurred if: (i) as a result of, or in connection with, any exchange offer, merger or other business combination, sale of assets or contested election, any combination of the foregoing transactions, or any similar transaction, the persons who were Directors of the Bank before such transaction cease to constitute a majority of the Board of Directors of the Bank or any successor to the Bank, (ii) the Bank transfers substantially all of its assets to another corporation which is not an Affiliate of the Bank, (iii) the Bank sells substantially all of the assets of an Affiliate which accounted for 50% or more of the controlled group's assets immediately prior to such sale,
(iv) any "person" including a "group", exclusive of the Board of Directors of the Bank or any committee thereof, is or becomes the "beneficial owner", directly or indirectly, of proxies of the Bank representing twenty-five percent (25%) or more of the combined voting power of the Bank's members, or (v) the Bank is merged or consolidated with another corporation and, as a result of the merger or consolidation, less than seventy percent (70%) of the outstanding proxies relating to the surviving or resulting corporation are given, in the aggregate, by the former members of the Bank.

     (b) If the Bank shall be in the "stock" form of organization, a "Change in Control" shall mean any one of the following events: (i) the acquisition of ownership, holding or power to vote more than 25% of the voting stock of the Bank or the Company thereof, (ii) the acquisition of the ability to control the election of a majority of the Bank's or the Company's Directors, (iii) the acquisition of a controlling influence over the management or policies of the Bank or of the Company by any person or by persons acting as a "group" (within the meaning of Section 13(d) of the Securities Exchange Act of 1934), or (iv) during any period of two consecutive years, individuals (the "Continuing Directors") who at the beginning of such period constitute the Board of Directors of the Bank or of the Company (the "Existing Board") cease for any reason to constitute at least two-thirds thereof, provided that any individual whose election or nomination for election as a member of the Existing Board was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director. For purposes of this paragraph only, the term "person" refers to an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein.

     Notwithstanding the foregoing, a "Change in Control" shall not be deemed to
                                                                ---
occur solely by reason of a transaction in which the Bank converts to the stock form of organization, or creates an independent holding company in connection therewith. The decision of the Board as to whether a Change in Control has occurred shall be conclusive and binding.

     "Company" shall mean any holding company that becomes the sole owner of the Bank.

     "Common Stock" shall mean the common stock of the Bank, or of the Company if it is the sole owner of the Bank's common stock.

     "Deferral Election Form" shall mean the form attached as Exhibit "A."

     "Director" shall mean a member of the Board.

     "Distribution Election Form" shall mean the form attached hereto as Exhibit "B."

     "Effective Date" shall mean the date on which the Plan first becomes effective, as referenced in the opening paragraph of this document.

     "Employee" shall mean any person who is employed by the Bank.

     "Investment Election Form" shall mean the form attached as Exhibit "C."

     "Participant" shall mean (i) an individual who serves as a Director of the Bank on or after the Effective Date, regardless of whether or not the Director is an Employee, and (ii) any Employee whom the Board has specifically selected for participation in the Plan, provided, that an Employee shall be eligible for Plan participation only if the Employee is a member of a select group of the Bank's or the Company's management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time.

     "Plan" shall mean this Baltimore County Savings Bank, F.S.B. Deferred Compensation Plan.

     "Plan Year" shall mean the Bank's fiscal year.

     "Surviving Spouse" means the husband or wife of a Director at the time of the Director's death, provided they are not then divorced or legally separated.

     "Trust" shall mean the trust created under the Trust Agreement.

     "Trust Agreement" shall mean the agreement entered into between the Bank and the Trustee, pursuant to the terms hereof.

     "Trustee" shall mean the person(s) or entity appointed by the Board pursuant to the Trust Agreement to hold legal title to the Plan assets for the purposes set forth herein.

                                   ARTICLE II
                               CREDITS TO ACCOUNTS
                               -------------------

     On the Effective Date. The following Directors shall have their Accounts credited on the Effective Date with the following amounts, with "Past Deferrals" referring to credits made under the Bank's Incentive Compensation Plan through October 31, 1997:

                                    Deferrals
         Participant               (Through 10/31/97)          Retirement Credit           Total Credit
         -----------               ------------------          -----------------           ------------
         Rohe                            65,616.82                  $80,000                 145,616.82
         Dietz                           64,451.76                  $80,000                 144,451.76
         Dunton                          53,299.67                  $80,000                 133,299.67
         Loraditch                            0.00                  $43,000                  43,000.00
         Loughran                             0.00                  $43,000                  43,000.00
         Cox                             11,387.01                  $67,000                  78,387.01
         Kahl                            13,220.40                  $55,000                  68,220.40
         Magsamen                        11,578.84                  $80,000                  91,578.84
         Meyers                          21,813.85                  $80,000                 101,813.85
         Panzer                          66,612.20                  $43,000                 109,612.20

     Future Credits. On each September 30 beginning with 1998, each Participant who is a Director on such date and who has between three and 12 years of service as a Board Director, shall have his or her Account credited with $6,222. No Participant may receive more than 12 years of credits to his or her Account. A Participant who, after the Effective Date, first completes three years of service as a Director, shall have his or her Account credited with $24,000 on the September 30 following completion of three years of service.

     Elective Deferrals. Prior to each Plan Year, each non-Employee Director may elect to defer the receipt of all or part of their future fees (including retainers), and each other Participant may elect to defer up to 25% of salary or 100% of bonus compensation. Such elections shall be (i) made on the Deferral Election Form, and (ii) effective on the October 1st following their acceptance by the Administrator, provided that elections made within 30 days of either the
                                                                      ------
Effective Date, or a Participant's  initial service with the Bank as an Employee
                --
or a Director, shall be effective as of the first day of the month following their acceptance by the Administrator. Any such elections shall be irrevocable until the end of the Plan Year in which they are made, except that the Board may permit suspension of a Participant's deferral election in the event of "hardship" within the meaning of Article III.

     Investment Return. From the date of any credits through distribution under the terms of the Plan, each Participant's Account shall be credited with a rate of return based on the Participant's selection from the choices presented on the Investment Election Form (and in the absence of a valid election, based on the interest rate paid by the Bank on one-year certificates of deposit as of the preceding October 1st). If a Participant has, before the Effective Date, selected a measure for the rate of return on compensation deferred through the Bank's Incentive Compensation Plan, such election shall be honored and remain in effect until a superseding election becomes effective.

     Short-swing Profit Rule. If a Participant elects to have his or her Account appreciate or depreciate based on the Common Stock fund, the effectiveness of any investment election that the Participant makes shall be deferred until the next following date on which said election would not result in an "opposite way" transaction for purposes of SEC Rule 16b-3. For purposes of this paragraph, an "opposite way" transaction shall be defined as an election that affects a "sale" of the Common Stock by a Participant within six months of an election that affects a "purchase" (and vice versa), whether under this Plan or another plan maintained by the Company or the Bank. This six-month "opposite way" rule will not apply, however, if the Participant elects to receive a distribution in connection with his or her death or termination of employment.

     Vesting. Amounts credited to Participant's Accounts shall be fully vested at all times.


                                   ARTICLE III
                   DISTRIBUTION FROM ACCOUNTS; ELECTION FORMS
                   ------------------------------------------

     General Rule. Account balances shall be paid in five substantially equal annual installments beginning during the first quarter of the calendar year a Participant ceases to be a Director or Employee for any reason. Any subsequent payments shall be made by the last day of the first quarter of each subsequent calendar year until the Participant has received the entire amount of his or her Account. If Common Stock is outstanding at the time of a Participant's termination of service, the Participant may elect on the Distribution Election Form to receive his or her distribution in cash or Common Stock (but only to the extent that shares of Common Stock are then held in the Trust for the Participant's benefit.) Notwithstanding the foregoing, (i) a Participant may elect on his or her Distribution Election Form to have his or her Account paid in a single lump sum distribution or in annual payments over a period of less than ten years, and (ii) to the extent required under federal banking law, the amounts otherwise payable to a Participant shall be reduced to the extent that on the date of a Participant's termination of employment, such reduction is necessary to avoid subjecting the Bank to liability under Section 280G of the Internal Revenue Code of 1986, as amended.

     Death Benefits. If a Participant dies before receiving all Benefits payable pursuant to the preceding paragraph, then the remaining balance of the Participant's Account shall be distributed in a lump sum payment of cash and Common Stock (if applicable) to the Participant's designated Beneficiary not later than the first day of the second month following the date of the Participant's death; provided that a Participant may specify on the Distribution Election Form a distribution period that effectuates the annual installment payments selected by the Participant (with payments made as though the Participant survived to collect all benefits and retired on the date of his or her death if payments had not previously commenced).

     Hardship. If the Participant or a member of the Participant's immediate family (or a legal dependent of the Participant) should suffer one or more of the following unforeseen hardships, the Participant may apply to the Board for a withdrawal of all or part of his or her Account:

     (i)  extraordinary medical expenses, or --
                                          --

     (ii) other unforeseeable and severe financial hardships that the Bank's Board of Directors may generally recognize.

     The Board shall have sole and complete discretion over whether or not to grant a Participant's request for a hardship withdrawal, provided that (i) the Board shall make its decisions in a uniform and nondiscriminatory manner, and
(ii) the Participant who requests a withdrawal shall abstain from participation in, and voting on, such request. If the Board approves a withdrawal, the Bank shall pay the approved amount to the Participant as soon as practicable, and shall treat said amount as constituting a pro rata reduction in any deemed investment fund for the Participant's Account (unless the Participant's application for a withdrawal specifies its payment from a particular fund).

     Elections. To be effective, a Participant's initial Distribution Election Form must be submitted either (i) more than one year before the date on which
                         ------
the Participant's service as a Director or Employee terminates for any reason, or (ii) within 30 days of the Plan's Effective Date or the Participant's initial
--
service with the Bank as a Director or an Employee. Distribution elections made pursuant to this Article III shall become irrevocable one year before the Participant first becomes entitled to receive a distribution pursuant to this
Article III. Nevertheless, Beneficiary designations made pursuant to executed Distribution Election Forms shall be revocable during the Participant's lifetime and the Participant may, by submitting an effective superseding Distribution Election Form at any time or from time to time, prospectively change the designated Beneficiary and the manner of payment to a Beneficiary.

                                   ARTICLE IV
                               SOURCE OF BENEFITS
                               ------------------

     General Rule. The rights of the Participants under this Plan and of their Beneficiaries (if any) shall be solely those of unsecured creditors of the Bank. Benefits shall constitute an unfunded, unsecured promise by the Bank to pay such payments in the future, as and to the extent such Benefits become payable. Benefits shall be paid from the general assets of the Bank, and no person shall, by virtue of this Plan, have any interest in such assets, other than as an unsecured creditor of the Bank. For any fiscal year during which a Trust is maintained, (i) the Trustee shall inform the Board annually prior to the commencement of each fiscal year as to the manner in which such Trust assets shall be invested, and (ii) the Board shall, as soon as practicable after the end of each fiscal year of the Bank, provide the Trustee with a schedule specifying the amounts payable to each Participant, and the date for making such payments.

     Change in Control. In the event of a Change in Control, the Bank shall contribute to the Trust an amount sufficient to provide the Trust with assets having an overall value equivalent to the value of the aggregate Account balances under the Plan.


                                    ARTICLE V
                                   ASSIGNMENT
                                   ----------

     Except as otherwise provided by this Plan, it is agreed that neither the Participant nor his or her Beneficiary nor any other person or persons shall have any right to commute, sell, assign, transfer, encumber and pledge or otherwise convey the right to receive any Benefits hereunder, which Benefits and the rights thereto are expressly declared to be nontransferable. Notwithstanding the foregoing, or any other provision of this Plan, a Participant may transfer all or any part of his or her Account, and the rights associated therewith, to his or her spouse, lineal ascendants, lineal descendants, or to a duly established trust for the benefit of one or more of these individuals. Plan Benefits so transferred may thereafter be transferred only to the Participant who was originally entitled to receive said Benefits or to an individual or trust to whom the Participant could have initially transferred the Benefits pursuant to this Article V. The Benefits, and the rights thereto, which are transferred pursuant to this Article V shall be exercisable by the transferee according to the same terms and conditions as applied to the Participant.

                                   ARTICLE VI
                            NO RETENTION OF SERVICES
                            ------------------------

     The Benefits payable under this Plan shall be independent of, and in addition to, any other compensation payable by the Bank to a Participant, whether in the form of fees, bonus, retirement income under employee benefit plans sponsored or maintained by the Bank or otherwise. This Plan shall not be deemed to constitute a contract of employment between the Bank and any Participant.

                                   ARTICLE VII
                              RIGHTS OF DIRECTORS;
                   TERMINATION OR SUSPENSION UNDER FEDERAL LAW
                   -------------------------------------------

     The rights of the Participants  under this Plan and of their  Beneficiaries
(if any) shall be solely those of unsecured creditors of the Bank. If the Participant is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Sections 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act ("FDIA") (12 U.S.C. 1818(e)(4) or
(g)(1)), all obligations of the Bank under this Plan shall terminate, as of the effective date of the order, but vested rights of the parties shall not be affected. If the Bank is in default (as defined in Section 3(x)(1) of FDIA), all obligations under this Plan shall terminate as of the date of default; however, this Paragraph shall not affect the vested rights of the parties.

     All obligations under this Plan shall terminate, except to the extent that continuation of this Plan is necessary for the continued operation of the Bank:
(i) by the Director of the Office of Thrift Supervision ("Director of OTS"), or his designee, at the time that the Federal Deposit Insurance Corporation ("FDIC") or the Resolution Trust Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of FDIA; or (ii) by the Director of the OTS, or his designee, at the time that the Director of the OTS, or his designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director of the OTS to be in an unsafe or unsound condition. Such action shall not affect any vested rights of the parties.

     If a notice served under Section 8(e)(3) or (g)(1) of the FDIA (12 U.S.C. 1818(e)(3) or (g)(1)) suspends and/or temporarily prohibits the Participant from participating in the conduct of the Bank's affairs, the Bank's obligations under this Plan shall be suspended as of the date of such service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Participant all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

                                  ARTICLE VIII
                                 REORGANIZATION
                                 --------------

     The Bank agrees that it will not merge or consolidate with any other corporation or organization, or permit its business activities to be taken over by any other organization, unless and until the succeeding or continuing corporation or other organization shall expressly assume the rights and obligations of the Bank herein set forth. The Bank further agrees that it will not cease its business activities or terminate its existence, other than as heretofore set forth in this Article VIII, without having made adequate provision for the fulfillment of its obligation hereunder.

                                   ARTICLE IX
                            AMENDMENT AND TERMINATION
                            -------------------------

     The Board may amend or terminate the Plan at any time, provided that no such amendment or termination shall, without the written consent of an affected Participant, alter or impair any accrued rights of the Participant under the Plan.

                                    ARTICLE X
                                    STATE LAW
                                    ---------

     This Plan shall be construed and governed in all respects under and by the laws of the State of Maryland, except to the extent preempted by federal law. If any provision of this Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

                                   ARTICLE XI
                                HEADINGS; GENDER
                                ----------------

     Headings and subheadings in this Plan are inserted for convenience and reference only and constitute no part of this Plan. This Plan shall be construed, where required, so that the masculine gender includes the feminine.

                                   ARTICLE XII
                           INTERPRETATION OF THE PLAN
                           --------------------------

     The Board shall have sole and absolute discretion to administer, construe, and interpret the Plan, and the decisions of the Board shall be conclusive and binding on all affected parties, unless such decisions are arbitrary and capricious.

                                  ARTICLE XIII
                                   LEGAL FEES
                                   ----------

     In the event any dispute shall arise between a Participant and the Bank as to the terms or interpretation of this Plan, whether instituted by formal legal proceedings or otherwise, including any action taken by a Participant to enforce the terms of this Plan or in defending against any action taken by the Bank, the Bank shall reimburse the Participant for all costs and expenses, including reasonable attorneys' fees, arising from such dispute, proceedings or actions; provided that the Participant shall return such amounts to the Bank if he fails to obtain a final judgment by a court of competent jurisdiction or obtain a settlement of such dispute, proceedings, or actions substantially in his or her favor. Such reimbursements to a Participant shall be paid within ten days of the Participant furnishing to the Bank written evidence, which may be in the form, among other things, of a canceled check or receipt, of any costs or expenses incurred by the Participant. Any such request for reimbursement by a Participant shall be made no more frequently than at 30 day intervals.

                                   ARTICLE XIV
                                DURATION OF PLAN
                                ----------------

     Unless terminated earlier in accordance with Article IX, this Plan shall remain in effect during the term of service of the Participants and until all Benefits payable hereunder have been made.

                      BALTIMORE COUNTY SAVINGS BANK, F.S.B.
                           DEFERRED COMPENSATION PLAN

                           ---------------------------

                                 2001 AMENDMENT
                           ---------------------------



     WHEREAS, Baltimore County Savings Bank, F.S.B. (the "Bank") maintains the Baltimore County Savings Bank, F.S.B. Deferred Compensation Plan (the "Plan"); and

     WHEREAS, the Bank desires to amend the Plan to provide that all deferred compensation amounts owed to a participant shall be settled in shares of common stock of BCSB Bancorp, Inc. (the "Company"); and

     WHEREAS, the Bank desires to amend the Plan to prohibit participants from making investment elections with respect to amounts they have deferred under the Plan; and

     WHEREAS, the Bank desires to amend the Plan to permit participants to transfer all or a portion of their accounts under the Plan to the Baltimore County Savings Bank, F.S.B. Cash Deferred Compensation Plan.

     NOW, THEREFORE, pursuant to Article IX of the Plan, the Plan is amended, effective as of the Amendment Effective Date, as follows:

     1. Notwithstanding anything in the Plan to the contrary, a Participant's Account shall be converted into the right to receive a fixed number (rounded to the nearest whole number) of shares of Common Stock based upon the closing price of the shares on the Amendment Effective Date. Alternatively, a Participant may elect, effective as of the Amendment Effective Date, that (a) a percentage (less than 100%) of his Account shall be converted into the right to receive a fixed number (rounded to the nearest whole number) of shares of Common Stock based upon the closing price of the shares on the Amendment Effective Date, and (b) the value of the remaining percentage of his Account, as of the Amendment Effective Date, shall be transferred to the Baltimore County Savings Bank, F.S.B. Cash Deferred Compensation Plan. All further amounts credited to the Participant's Account on or after the Amendment Effective Date shall be converted into a right to receive shares of Common Stock based upon the closing price of the shares on the date such amounts are credited to the Participant's Account. Notwithstanding anything in the Plan to the contrary, the Company may not distribute more than 170,000 shares of Common Stock to participants pursuant to the Plan, as such amount may be adjusted from time to time pursuant to the following sentence. Shares of Common Stock that are credited to the
Participant's Account shall be proportionately adjusted for any increase, decrease or exchange of shares for a different number or kind of shares or other securities of the Company which results from a merger, consolidation, recapitalization, reorganization, reclassification, split-up, combination of shares, stock split, stock dividend or similar event in which the number of shares has changed without the receipt or payment of consideration by the Company. Notwithstanding anything herein to the contrary, the annual cost of the Plan for any fiscal year may not exceed 10% of the Company's average annual income before taxes for the preceding five fiscal years.

     2. Notwithstanding anything in the Plan and any previous election by the Participant to the contrary, following the Amendment Effective Date, all amounts credited to a Participant's Account shall be distributable solely in the form of shares (rounded to the nearest whole number) of Common Stock which have been purchased on the open market. Following the Amendment Effective Date, in the event the Participant dies before receiving all Benefits payable pursuant to the Plan, the remaining balance of the Participant's Account shall be distributed in a lump sum payment of shares (rounded to the nearest whole number) of Common Stock to the Participant's designated beneficiary.

     3. Notwithstanding anything in the Plan to the contrary, following the Amendment Effective Date, in the event that cash dividends are paid with respect to the shares of Common Stock credited to a Participant's Account, the Company shall pay such dividends directly to the Participant.

     4. Limitations On Issuance Of Common Stock

          A. The aggregate amount of Common Stock to be issued to participants pursuant to the Plan, plus all prior issuances by the Company, by all Non-Tax-Qualified Employee Stock Benefit Plans and Insiders of the Bank and their Associates shall not exceed 27.4% of the (i) outstanding shares of Common Stock, or (ii) stockholders' equity of the Company, held by Persons other than the MHC at the close of the stock issuance contemplated by the Plan. For purposes of this Section A, the following definitions shall apply:

               Acting in  Concert:  The term  "Acting  in  Concert"  means:  (i)
               ------------------
knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or
(ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. Any person (as defined by 12 C.F.R. ss.563b.2(a)(26)) Acting in Concert with another person ("other party") shall also be deemed to be Acting in Concert with any person who is also Acting in Concert with that other party, except that any Tax-Qualified Employee Stock Benefit Plan will not be deemed to be Acting in Concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the Tax-Qualified Employee Benefit Plan will be aggregated.

               Associate:   The  term  "Associate,"  when  used  to  indicate  a
               ---------
relationship with any person, means: (i) any corporation or organization (other than the Bank, the MHC, the Company or a majority-owned subsidiary of the Bank or the MHC or the Company) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, except that, such term shall not include a Tax-Qualified Employee Stock Benefit Plan in which a person has a substantial beneficial interest or serves as a trustee in a similar fiduciary capacity; and
(iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director of the Bank, the MHC or the Company, or any of their subsidiaries.

               Insider:  The term  "Insider"  means any Officer or director of a
               -------
company or of any affiliate of such company, and any person Acting in Concert with any such Officer or director.

               MHC: The term "MHC" means "Baltimore County Savings Bank, M.H.C."
               ---

               Person:  The term "Person"  means any  corporation,  partnership,
               ------
trust, incorporated association or any other entity or a natural person.

               Officer:  The term  "Officer"  means an executive  officer of the
               -------
MHC, the SHC or the Bank (as applicable), including the Chairman of the Board, President, Executive Vice Presidents, Senior Vice Presidents in charge of principal business functions, Secretary and Treasurer.

               Tax-Qualified    Employee    Stock   Benefit   Plan:   The   term
               ---------------------------------------------------
"Tax-Qualified Employee Stock Benefit Plan" means any defined benefit plan or defined contribution plan of the Bank, the MHC or the Company such as an employee stock ownership plan, stock bonus plan, profit sharing plan or other plan, which, with its related trust, meets the requirements to be "qualified" under section 401 of the Internal Revenue Code of 1986, as amended. A "non tax-qualified employee stock benefit plan" means any defined benefit plan or defined contribution plan which is not so qualified.

          B. The Bank and the Company shall use their best efforts to assure that the expenses incurred by them in connection with the Plan are reasonable.

     5. The Amendment Effective Date shall be the latter to occur of (i) the date the Plan, as amended hereby is approved by a majority of the shares of Company common stock eligible to be cast at a legal meeting, exclusive of shares owned by Baltimore County Savings Bank, M.H.C., and (ii) the date a Form MHC-2 Application for Approval of a Minority Stock Issuance by a Savings Association Subsidiary of a Mutual Holding Company with respect to the Plan, as amended hereby, is approved by the OTS. This 2001 Amendment shall not become effective until both approvals referred to in clauses (i) and (ii) of the preceding sentence have been obtained.

     WHEREFORE, as of September 26, 2001, the Bank hereby executes this 2001 Amendment to the Plan.


Attest:                              BALTIMORE COUNTY SAVINGS BANK, F.S.B.


/s/ David M. Meadows                 By:  /s/ Gary C. Loraditch
--------------------------------          --------------------------------------